Exhibit 10.52

WELLS FARGO BANK, NATIONAL ASSOCIATION

110 East Broward Boulevard, Suite 100

Fort Lauderdale, Florida 33301

February 4, 2015

CORPORATE RESOURCE DEVELOPMENT INC.

DIAMOND STAFFING SERVICES, INC.

INSURANCE OVERLOAD SERVICES, INC.

TS STAFFING SERVICES, INC.

ACCOUNTABILITIES, INC.

INTEGRATED CONSULTING GROUP, INC.

295 Madison Avenue

New York, New York 10038

RE: CORPORATE RESOURCE SERVICES, INC. ET AL.

Ladies and Gentlemen:

Reference is made to that certain (i) Account Purchase Agreement, dated November 2, 2010 (“CRD APA”), by and between Corporate Resource Development Inc. (“CRD”) and Wells Fargo Bank, National Association (“WFB”), (ii) Account Purchase Agreement, dated August 27, 2010 (“Insurance APA”), by and between Insurance Overload Services, Inc. (“Insurance”) and WFB, (iii) Amended and Restated Account Purchase Agreement, dated November 21, 2011 (“TS APA”), by and between TS Staffing Services, Inc. (“TS”) and WFB, (iv) Account Purchase Agreement, dated January 31, 2011 (“Diamond APA”), by and between Diamond Staffing Services, Inc. (“Diamond”) and WFB, (v) Account Purchase Agreement, dated June 13, 2013 (“Accountabilities APA”), by and between Accountabilities, Inc. (“Accountabilities”) and WFB, and (vi) Account Purchase Agreement, dated November 1, 2013 (“Integrated APA”, together with the CRD APA, Insurance APA, TS APA, Diamond APA and Accountabilities APA, each individually, an “Account Purchase Agreement” and collectively, the “Account Purchase Agreements”), by and between Integrated Consulting Group, Inc. (“Integrated”, together with CRD, Insurance, TS, Diamond and Accountabilities, each individually, a “Customer” and collectively, the “Customers”) and WFB. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Account Purchase Agreements.

Events of Termination have occurred and are continuing under the Account Purchase Agreements including as a result of the failure of Customers to repay in full, on or before January 31, 2015, all indebtedness, liabilities and obligations (including the Repurchase Price for all Accounts) of Customers to WFB as required by Section 6.34(c) of each Account Purchase Agreement (collectively, the “Specified Default”).

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is agreed as follows:

1.         Acknowledgments.

(a)          Customer acknowledges confirms and agrees that (i) the Specified Default has occurred and is continuing, (ii) the Specified Default constitutes an Event of Termination under the Account Purchase Agreements, and (iii) WFB has no obligation to make advances, or to purchase Accounts, under the Account Purchase Agreements except in the sole and absolute discretion of WFB, (iv) in the event WFB elects, in its sole discretion, to make advances, or to purchase Accounts, under the Account Purchase Agreements, WFB may thereafter cease doing so at any time and for any reason without notice to Customers and (v) WFB has the right to demand immediate repayment of all indebtedness and obligations of the Customer to WFB under the Account Purchase Agreement.

(b)          The specific identification of the Specified Default should not be deemed to constitute a waiver of such Specified Default or of any other Event of Termination which may now or hereafter exist under the Account Purchase Agreement. An Event of Termination may only be waived in a writing duly executed by an authorized representative of WFB. Any delay by WFB in pursuing any of its rights or remedies as a result of an Event of Termination should not be deemed a waiver of such Event of Termination or of any of such rights or remedies, all of which shall remain in full force and effect and shall not be deemed to be waived, impaired, estopped, diminished or prejudiced in any manner.

2.          Additional Covenants and Agreements.

(a)          Chief Restructuring Officer. Customers shall retain and appoint, and shall cause each corporate Guarantor to retain and appoint, in each case effective not later than the date hereof, Robert Riiska of Focus Management as the Chief Restructuring Officer of each Customer and such corporate Guarantor (the “CRO”). The CRO shall be appointed as an officer of each such Customer and Guarantor by the Board of Directors (or comparable corporate authority) and shall be vested with all such power, authority and responsibility as set forth in the retention agreement annexed hereto as Exhibit A. Without limiting the foregoing, no payments or transfers of any of funds received or controlled by any Customer shall be made without the prior approval of the CRO, and the CRO shall supervise and oversee the sale, liquidation and/or transition of the assets and customer contracts of each Customer.

(b)          Budget. No later than February 6, 2015 (or at such later date as WFB may agree in its sole discretion), Customers shall deliver to WFB a forecast of daily cash receipts, cash disbursements and loan balance, in form and substance satisfactory to WFB, covering the period through and including February 28, 2015 (the “Budget”).

(c)          Billings. No later than February 5, 2015 (or at such later date as WFB may agree in its sole discretion), Customers shall deliver to WFB evidence, satisfactory to WFB, that Customers have issued an invoice for all Accounts that, pursuant to the terms thereof, are eligible to be invoiced as of such date. In addition, for each Account of Customer, Customers shall issue an invoice for such Account no later than the date such Account is first eligible to be invoiced in accordance with the terms thereof.

(d)          Customers shall (a) deliver to WFB such information as WFB may request concerning Customers, the Accounts or the business or financial operations of Customers and (b) provide WFB with access to and cooperation of the management of Customers and corporate Guarantor.

(e)          Customers have no objection and hereby consent to WFB independently conferring with the CRO and/or the CRO of TS Employment Inc. concerning any and all aspects of the operations and management of any of the Customers and/or TS Employment Inc.

(f)          Tax Guard. Each Customer shall deliver to WFB, and shall cause each corporate Guarantor to deliver to WFB, from time to time at the request of WFB, an Internal Revenue Service form 8821 from and executed by such Person with respect to all payroll taxes of such Person and/or in respect of payroll or wages related to the staffing services provided by such Person or any Customer.

(g)          Additional Event of Termination. Any failure of Customer to comply with the terms and conditions of this agreement, including Sections 2(a)-(f) above shall constitute an additional Termination Event under each Account Purchase Agreement.

3.         Amendment to Account Purchase Agreements. Each Account Purchase Agreements is hereby amended by (a) increasing the rate used under the Account Purchase Agreements to calculate the WFBC Discount, prior to the occurrence of an Event of Termination, by two (2) percentage points in excess of the highest rate otherwise used under the Account Purchase Agreements to calculate the WFBC Discount prior to the occurrence of an Event of Termination; and (b) increasing the rate used under the Account Purchase Agreements to calculate the WFBC Discount, on and after the occurrence of an Event of Termination (excluding for this purpose the Specified Default), by two (2) percentage points in excess of the highest rate otherwise used under the Account Purchase Agreements to calculate the WFBC Discount on and after the occurrence of an Event of Termination (excluding for this purpose the Specified Default).

4.         Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Customers to WFB under the Account Purchase Agreements, Customers shall pay to WFB an amendment fee of $500,000, which amount is fully earned and payable on the date hereof and may be charged directly to any account(s) of Customers maintained by WFB.

5.         Conditions Precedent. The effectiveness of this letter agreement shall be conditioned upon, and this letter agreement shall not be effective until, the receipt by WFB of (a) an original (or electronic copy) of this letter agreement executed by each Customer and acknowledged and agreed to by each Guarantor (b) evidence, satisfactory to WFB, of the retention and appointment of the CRO by each Customer and corporate Guarantor.

6.         Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Account Purchase Agreements or any Related Documents are intended or implied, and in all other respects the Account Purchase Agreements and Related Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this letter agreement, on the one hand, and any of the Account Purchase Agreements, on the other hand, the terms of this letter agreement shall control.

7.         Release. Each Customer and each Guarantor hereby absolutely and unconditionally releases and forever discharges WFB, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, attorneys, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Customer or such Guarantor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this letter agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

8.         Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Colorado (without giving effect to principles of conflicts of laws or other rules of law that would result in the application of the law of any jurisdiction other than the State of Colorado).

[SIGNATURE PAGES FOLLOW]

9.         Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this letter agreement by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this letter agreement.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Alexander J. Chobot

Name:	Alexander J. Chobot

Title:	Senior Vice President

AGREED AND ACKNOWLEDGED:

Each of the parties signing below are agreeing to this agreement in its capacity as a Customer under its Account Purchase Agreement with WFB and are acknowledging and agreeing to this agreement as a Guarantor to each other Customer’s respective Account Purchase Agreement with WFB:

CORPORATE RESOURCE DEVELOPMENT INC.		DIAMOND STAFFING SERVICES, INC.

By:	/s/ John P. Messina, Sr.	By:	/s/ John P. Messina, Sr.
Name:	John P. Messina, Sr.	Name:	John P. Messina, Sr.
Title:	CEO	Title:	CEO

INSURANCE OVERLOAD SERVICES, INC.		TS STAFFING SERVICES, INC.

By:	/s/ John P. Messina, Sr.	By:	/s/ John P. Messina, Sr.
Name:	John P. Messina, Sr.	Name:	John P. Messina, Sr.
Title:	CEO	Title:	CEO

ACCOUNTABILITIES, INC.		INTEGRATED CONSULTING GROUP, INC.

By:	/s/ John P. Messina, Sr.	By:	/s/ John P. Messina, Sr.
Name:	John P. Messina, Sr.	Name:	John P. Messina, Sr.
Title:	CEO	Title:	CEO

AGREED AND ACKNOWLEDGED:

/s/ ROBERT CASSERA
ROBERT CASSERA, as a Guarantor to each
Customer’s Account Purchase Agreement with WFB

CORPORATE RESOURCE SERVICES, INC.,
as a Guarantor to each Customer’s Account Purchase Agreement with WFB

By:	/s/ John P. Messina, Sr.

Name:	John P. Messina, Sr.

Title:	CEO

FOCUS MANAGEMENT GROUP USA, INC.

Agreement for Consulting Services

General Terms and Conditions

This Agreement (the “Agreement”) is made this 4th day of February, 2015 by and between Focus Management Group USA, Inc. (“Consultant”) and Corporate Resource Services, Inc. (CRS), Corporate Resource Development, Inc. (“CRDI”), Diamond Staffing Services, Inc. (“DSSI”), Insurance Overload Services, Inc. (“IOSI”), TS Staffing Services, Inc. (“TSSI”), Accountabilities, Inc. (“AI”) and Integrated Consulting Group, Inc. (“ICGI” and together with CRDI, DSSI, IOSI, TSSI and AI, individually and collectively, the “Client). . In consideration of the mutual covenants contained herein, the parties agree as follows:

1.           Scope of Work.  From time to time, Consultant shall perform services for or on behalf of Client as requested by one or more “Authorizations.” Each Authorization shall specify the terms and conditions and deliverables of the services to be performed by Consultant, and shall become effective only upon execution by Client and Consultant. In the event certain provisions of an Authorization conflict with the provisions of this Agreement, the parties hereto agree that the provisions of this Agreement shall be controlling.

2.           Compensation – Payment of Fees and Expenses.  Client shall pay Consultant fees for services as set forth in each Authorization. The fees for services performed during a given week will be invoiced and shall be paid when presented on the Monday (or next succeeding business day if such Monday is a non-business day) of the following week. Late payments by Client shall be subject to late penalty fees of 1.5% per month from the due date until the amount is paid. Time traveling will not be charged. Client shall also pay Consultant for all costs and expenses incurred in connection with the services provided pursuant to this Agreement.

3.           Retainer.  In respect of each Authorization, Client shall pay Consultant a retainer (as described in the applicable Authorization) to cover fees and out of pocket expenses of Consultant. The retainer is not a substitute for Client’s timely weekly payment of fees and out of pocket expenses, as defined in Section 2. The retainer shall be paid to Consultant before Consultant is obligated to perform any work in respect of the applicable Authorization. At the completion or earlier termination of the work in respect of the applicable Authorization, without further authorization from Client, Consultant may apply the retainer to any unpaid fees, out of pocket expenses and other charges due Consultant, and any amount of the retainer that is not required to pay Consultant’s fees, out of pocket expenses or other charges will be refunded to Client at such time. Client acknowledges that (i) the retainer will be deposited into Consultant’s Client Account and (ii) Client is not entitled to any interest on the retainer.

4.           Support Services.  Client shall provide Consultant with duplicating, secretarial and other support services at the location of the work, provided these services are necessary to complete the work. If such services are unavailable at the locations of the work, Consultant may provide such services, and shall be entitled to reimbursement from Client for these services charged at the customary published hourly rates for Consultant’s administrative personnel as may be established by Consultant from time to time.

5.           Rights to Work Product.   Client shall retain exclusive rights to ownership of all work product hereunder. Work product shall include reports issued pursuant to any Authorization, but shall exclude, among other things, all working papers by Consultant, memoranda, correspondence, notes, and calculations that Consultant may have prepared or used in the development of reports. Consultant shall have the right to retain copies of reports issued to Client for Consultant’s records. Consultant shall have the right to designate in writing certain work product as belonging to Consultant prior to the creation of such work product, and such designated work product shall be the exclusive property of Consultant if Client permits such work product created by Consultant

6.           Access.  Client shall provide Consultant and its Personnel (as defined below) with access to all of Client’s information, Personnel, books, records, and facilities deemed necessary by Consultant to complete the work under each Authorization. It may be necessary for Consultant to arrange for prospective investors/lenders to visit one or more of the facilities and meet with certain members of Client. It may also be necessary for Client to make certain of its Personnel available for conference calls to answer questions of prospective investors/lenders. Client will accommodate such requests for access, provided they are made during normal business hours. Consultant will use its best efforts to (i) accommodate Client’s working schedule so as not to cause undue disruption of Client’s business, and (ii) attend any visits made by prospective investors/lenders.

7.           Personnel.  Each party agrees that neither it nor its affiliates will at any time during the period commencing on the date hereof and continuing until the first anniversary of the date that (i) all work provided under all Authorizations has been completed or (ii) this Agreement is otherwise terminated, whichever occurs last, directly or indirectly, solicit for employment any current or former director, officer, employee or representative of the other party (“Personnel”) without the prior written consent of the other party.

8.           Independent Contractor.  Consultant is an independent contractor. Unless otherwise specifically set forth in an Authorization, neither Consultant nor any of its Personnel shall be deemed to be an employee, officer or director of Client.

9.           No Assumption of Liabilities.  Notwithstanding any provision herein to the contrary, Consultant does not assume, and shall not be deemed to have assumed, any liabilities, debts or obligations of Client of any kind or description.

10.          Limitation of Liability; Indemnification.

(a)          Neither Consultant nor any of its Personnel shall have any liability to Client for any action taken or for refraining from the taking of any action, or for errors in judgment, except for any such claims, damages, liabilities and expenses that are found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from such person’s willful misconduct or gross negligence of any sort.

(b)          In no event will either party be liable to the other party for any loss of profit, business or goodwill or any indirect, special, consequential, incidental, exemplary, or punitive damages, howsoever arising under or in connection with this Agreement, regardless of the basis of the claim or form of any action, even if a party has been advised of the possibility of such damages.

(c)          Client hereby agrees to defend, protect, indemnify and hold harmless Consultant and its Personnel (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all fees and disbursements of counsel, legal assistants and paralegals which may be incurred in the investigation or defense of any matter and, in the event of litigation, at all trial and appellate levels) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations, under common law on an equitable cause, or on contract or otherwise by reasons of an Indemnitee’s services to Client (irrespective of whether an Indemnitee’s services have been rendered in connection with this engagement or otherwise), except to the extent that any such claims, damages, liabilities and expenses that are found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from such Indemnitee’s willful misconduct or gross negligence of any sort. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

(d)          This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the termination of the relationship between Consultant

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and Client. The indemnification provisions set forth above shall be in addition to any liability Client may otherwise have to Consultant. Without prejudice to the survival of any other obligation of Client or Consultant, the indemnities and obligations of the parties contained herein shall survive the termination of the relationship between the parties.

11.        Confidentiality.   Consultant shall maintain in strict confidence any information of a non-public nature relating to Client or its business that Consultant may gain or develop in the course of its engagement by Client, and shall not disclose any such information to any person during or after its engagement by Client except (i) information that is legally in Consultant’s possession prior to the disclosure of such information hereunder; (ii) information that, subsequent to its disclosure hereunder, becomes publicly available; (iii) information that becomes legally available to Consultant on a non-confidential basis from any third party; (iv) information that Consultant discloses as permitted or required by law or order of court; or (v) information that is disclosed with the consent of Client. Notwithstanding the above, Consultant shall be permitted to disclose any information regarding Client to (x) Consultant’s Personnel who need to know such information to perform the services described in the Authorization, (y) any of Client’s current creditors including Clients’s secured lenders(s) and (z) any shareholder, partner, member, or other equity holder of Client. Upon termination of this Agreement, Consultant shall return to Client all materials of a non-public nature from Client in the course of the engagement (other than Consultant’s work product), and shall either deliver to Client or destroy any copies thereof that it may have made or received.

12.        Termination.   This Agreement may be terminated immediately by either the Board of Directors of the Client or by Focus, in its sole discretion, for any reason whatsoever, with or without cause, by giving written notice of termination to the other party. Upon termination of this Agreement, Consultant shall be entitled to all unpaid expenses incurred pursuant to this Agreement and the remaining unpaid balance of any fee which is due and payable pursuant hereto. For the purposes of this Section 12, “Agreement” shall include any Authorization issued pursuant to this Agreement. Termination of this Agreement at any time shall not affect any rights, obligations or interests of either party arising prior to the effective date of termination and which, to give effect to their meaning, must continue in accordance with their terms. Without limiting the foregoing, Sections 9, 10, 13 and 14 expressly survive the termination of this Agreement.

13.        Governing Law and Venue.   This Agreement shall be interpreted, construed and enforced under the laws of the State of Florida, without regard to conflicts of laws, regardless of the location of the performance of services hereunder. Any claim, action or proceeding involving the parties hereto shall be brought (and to the extent that the claim, action or proceeding is brought in any other court, the parties consent to the removal of such matter to) (i) to the extent that a federal court could have jurisdiction (whether diversity or subject matter based) over the matter at hand, exclusively in the federal courts sitting in Florida, located in Hillsborough County, Florida, and (ii) in any other matter, exclusively in the courts of the State of Florida, located in Hillsborough County, Florida. The parties hereby irrevocably consent to the jurisdiction of these courts and the proper venue therein, each party hereby waiving any claim that any such forum would be inconvenient.

14.        Joint and Several Obligation.   If Client consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Client under this Agreement and any and all Authorizations. Any one or more parties constituting Client may be released from an obligation hereunder without affecting the liability of any party not so released.

15.        Miscellaneous.  This Agreement expresses the entire agreement of the parties hereto and supersedes all prior promises, representations, understandings, arrangements and agreements among the parties with respect to the subject matter hereof. No change, alteration, or modification of this Agreement shall be effective unless made in writing and signed by both parties hereto. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; provided, however, that Client shall not assign any right herein or delegate any duties without the prior written consent of Consultant. Failure of either party hereto to enforce any of the provisions of this

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Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement. In the event that any provision of this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, then the court making such determination may reduce the obligations so as to be enforceable according to applicable law and enforce such obligations as reduced. The remaining provisions of this Agreement shall be enforced according to their terms

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

“Consultant”		“Client”

FOCUS MANAGEMENT GROUP USA, INC.		CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Michael Doland	By:	/s/ John P. Messina, Sr.

Name:	Michael Doland	Name:	John P. Messina, Sr.
Title:	Chief Operating Officer	Title:	CEO

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FOCUS MANAGEMENT GROUP USA, INC.

WORK/PROJECT AUTHORIZATION NO. 1

DATED: February 4, 2015

In accordance with that certain Agreement for Consulting Services dated February 4, 2015, by and between the undersigned Client and Focus Management Group USA, Inc. (the “Agreement”), Client hereby authorizes Focus Management Group USA, Inc., (“Consultant”) to perform the following services in accordance with the terms, conditions and covenants set forth in the Agreement and in this Authorization:

As per the Amendment of the Financing agreement with Wells Fargo and Client dated February 4, 2015, and effective on execution of said agreement, Robert Riiska of Focus is to assume the responsibilities of Chief Restructuring Officer (“CRO”) of the Client, on a go forward basis, reporting to Client’s Board of Directors,

1.	Executive Management:
•	Serve as the senior executive managing operations, finance, sales and marketing, margin enhancement, and cost analysis and cost reduction;
•	Prepare and implement a liquidation plan for Client assets for the best realization of the Stakeholders. The liquidation may take the form of the sale or transferring of the contracts/accounts to competitors, sale or merger of the Client with another Company, and or refinance of the Client with another Lender.
•	CRO will have total control over the employment of and termination of employees as necessary.
•	Review and approve all cash expenditures (i.e. payroll and related taxes, operating cost etc.) requested by Client Management in junction with the dual control requested and implemented by the Lender. The CRO is to be a signatory on the account and will provide the Board of Director a complete list of daily expenditures.
•	The CRO will approve all draws of funds from the Lender to CRS or on CRS’s behalf.
•	No payments or transfers of any manner or description can be allowed to be sent to TSE by CRS without a full reconciliation by the CRO and approval of the CRO.
•	Participate in all Board of Directors Meetings, except executive sessions involving issues of the CRO’s retention.
•	Participate in all meetings with lenders.
•	Participate in all meetings with investment bankers and financial advisors.
2.	Lender Relationship Management:
•	Assist Client to manage relationship with its incumbent Lender.
•	Monitor progress of business towards stated goals.
•	Communicate with the Lender providing all company information required per the Lenders information requests as outlined in Section 11(y) of the Agreement.
•	Develop appropriate key indicator reports and provide same to Client and Lender.
3.	Accounting Management and Operations Support:
•	Review and if necessary prepare the Client’s rolling 13 week cash flow forecast;
•	Monitor performance against budget and lead communications regarding variances in periodic discussions with Client’s Lender.
•	Consultant to develop appropriate internal reporting mechanisms.

4	Communication:
•	Discuss the Client’s financial condition and opportunities, as understood at that time, with the Client’s management and stakeholders including its incumbent Lender.

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Compensation:

•	Retainer: Consultant shall receive a retainer of $150,000.00 prior to the commencement of any work described herein or in the Agreement. The retainer will be applied to the fees and expenses payable by Client to Consultant under the Agreement. Robert Riiska CRO and Focus are to be added as an additional insured party to the Company’s existing D&O Insurance policy.

•	Professional Fees: Professional fees for this Authorization will be charged at the following hourly rates plus reasonable expenses, as stated in Section 2 of the Agreement: Travel time w/ill not charged
o Chief Restructuring Officer	$550.00 per hour
o Senior Managing Directors	$450.00 per hour

“Consultant”		“Client”

FOCUS MANAGEMENT GROUP USA, INC.		CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Michael Doland	By:	/s/ John P. Messina, Sr.

Name:	Michael Doland	Name:	John P. Messina, Sr.
Title:	Chief Operating Officer	Title:	CEO

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